UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

(Amendment No.     )

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TEJON RANCH CO.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Post Office Box 1000

Lebec, California 93243

March 31, 2009

Dear Stockholder:

You are cordially invited to attend the Annual Meeting of Stockholders of Tejon Ranch Co. on Tuesday, May 12, 2009, at 9:30 A.M., at the Hyatt Regency Irvine, 17900 Jamboree Boulevard, Irvine, California. Your Board of Directors and management look forward to greeting those stockholders who are able to attend.

The Notice of Annual Meeting and Proxy Statement containing information concerning the business to be transacted at the meeting appear in the following pages.

It is important that your shares be represented and voted at the meeting, whether or not you plan to attend. Please vote the enclosed proxy at your earliest convenience.

Your interest and participation in the affairs of the Company are greatly appreciated.

Sincerely,

Robert A. Stine,
President and Chief Executive Officer

TEJON RANCH CO.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

on

May 12, 2009

The Annual Meeting of Stockholders of Tejon Ranch Co. (the “Company” or “Tejon” or referred to as “we”, “us”, “our” or words of similar import in this Proxy Statement) will be held at the Hyatt Regency Irvine, 17900 Jamboree Boulevard, Irvine, California on Tuesday, May 12, 2009, at 9:30 A.M., California time, for the following purposes:

1.	To elect two directors.

2.	To ratify the appointment of Ernst & Young LLP as the Company’s independent public accountants for fiscal year 2009.

3.	To transact such other business as may properly come before the meeting or any adjournment thereof.

The names of the nominees of the Board of Directors of the Company for election at the meeting are: Geoffrey L. Stack and Michael H. Winer.

The Board of Directors of the Company recommends that you vote “FOR” the approval of each of the proposals outlined in the Proxy Statement accompanying this notice.

The Board of Directors has fixed the close of business on March 13, 2009, as the record date for the determination of stockholders entitled to notice of and to vote at the meeting.

Your attention is invited to the accompanying Proxy Statement. To ensure that your shares are represented at the meeting, please date, sign, and mail the enclosed proxy card, for which a return envelope is provided, or vote your proxy by phone or the internet, the instructions for which are provided on the enclosed proxy card.

For the Board of Directors,

KENT G. SNYDER, Chairman of the Board
TERI BJORN, Secretary

Lebec, California

March 31, 2009

PLEASE MARK YOUR INSTRUCTIONS ON THE ENCLOSED PROXY, SIGN AND DATE THE PROXY, AND RETURN IT IN THE ENCLOSED POSTAGE PAID ENVELOPE. ALTERNATIVELY, PLEASE VOTE YOUR PROXY BY PHONE OR THE INTERNET. PLEASE VOTE YOUR PROXY EVEN IF YOU PLAN TO ATTEND THE ANNUAL MEETING. IF YOU ATTEND THE MEETING AND WISH TO DO SO, YOU MAY VOTE YOUR SHARES IN PERSON EVEN IF YOU HAVE PREVIOUSLY VOTED YOUR PROXY.

TEJON RANCH CO.

Post Office Box 1000

Lebec, California 93243

PROXY STATEMENT

Annual Meeting of Stockholders

May 12, 2009

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders To Be Held on May 12 2009

The Proxy Statement and accompanying Annual Report to stockholders are available at www.tejonranch.com. or at http://www.materials.proxyvote.com/879080

This Proxy Statement is being furnished in connection with the solicitation of proxies by the Company for use at the Annual Meeting of Stockholders to be held on May 12, 2009 (the “2009 Annual Meeting”).

It is anticipated that the mailing of this Proxy Statement and accompanying form of Proxy to stockholders will begin on or about March 31, 2009.

SOLICITATION OF PROXIES

At the meeting, the stockholders of the Company will be asked (1) to elect two directors, (2) ratify the appointment of Ernst & Young LLP as the Company’s independent public accountants for fiscal year 2009, and (3) to transact such other business as may properly come before the meeting. The Company’s Board of Directors (the “Board”) is asking for your proxy for use at the meeting. Although management does not know of any other matter to be acted upon at the meeting, shares represented by valid proxies will be voted by the persons named on the proxy in accordance with their best judgment with respect to any other matters which may properly come before the meeting.

The cost of preparing, assembling, and mailing the Notice of Meeting, this Proxy Statement and the enclosed proxy ballot will be paid by the Company. Following the mailing of this Proxy Statement, directors, officers, and regular employees of the Company may solicit proxies by mail, telephone, e-mail, or in person; such persons will receive no additional compensation for such services. Brokerage houses and other nominees, fiduciaries and custodians nominally holding shares of record will be requested to forward proxy soliciting material to the beneficial owners of such shares and will be reimbursed by the Company for their charges and expenses in connection therewith at the rates approved by the New York Stock Exchange.

RECORD DATE AND VOTING

Holders of shares of the Company’s Common Stock, par value $0.50 (the “Common Stock”) of record at the close of business on March 13, 2009 (the “Record Date”) are entitled to notice of, and to vote at, the meeting. There were 17,000,597 shares of Common Stock outstanding on the Record Date. A stockholder giving a proxy may revoke it at any time before it is voted by filing with the Company’s Secretary a written notice of revocation or by submitting a later-dated proxy via the Internet, by telephone, or by mail. Unless a proxy is revoked and except as indicated below under “Election of Directors,” shares represented by a proxy will be voted in accordance with the voting instructions on the proxy and, on matters for which no voting instructions are given, shares will be voted for the nominees of the Board as shown on the proxy. Stockholders cannot abstain in the election of directors, but they can withhold authority. Stockholders who withhold authority will be considered present for purposes of determining a quorum. The rules of the New York Stock Exchange permit member organizations (“brokers”) to vote shares on behalf of beneficial owners, in the absence of instructions from beneficial owners, on certain “routine” matters, including the election of directors, but do not permit such votes on “non-routine” matters, none of which are expected at the 2009 Annual Meeting. Situations where brokers do not vote on non-routine proposals are referred to as “broker non-votes.” Broker non-votes will not be counted as present for purposes of determining a quorum and will have no effect on the outcome of the voting for any “non-routine” matters.

Stockholders vote cumulatively in the election of directors. Cumulative voting means that each stockholder is entitled to a number of votes equal to the number of directors to be elected multiplied by the number of shares he or she holds. These votes may be cast for one nominee or distributed among two or more nominees. The two (2) candidates receiving the highest number of affirmative votes will be elected as directors at the 2009 Annual Meeting.

To be approved, the ratification of Ernst & Young LLP as our independent public accountants must receive the affirmative vote of a majority of the shares present or represented by proxy and entitled to vote at the meeting. Abstentions have the effect of a negative vote.

On all other matters, stockholders are entitled to one vote per share held. The proxies being solicited include authority of the proxy holders to cumulate votes.

Pursuant to Delaware corporation law, the actions contemplated to be taken at the 2009 Annual Meeting do not create appraisal or dissenters rights.

PROPOSAL 1

THE ELECTION OF DIRECTORS

The Board currently consists of nine directors divided into three classes based upon when their terms expire. The terms of two directors (Class I) expire at the 2009 Annual Meeting, the terms of three directors (Class II) expire at the 2010 Annual Meeting, and the terms of four directors (Class III) expire at the 2011 Annual Meeting. The regular term of each director expires at the third Annual Meeting following the Annual Meeting at which that director was elected, although directors continue to serve until their successors are elected and qualified, unless the authorized number of directors has been decreased.

The nominees of the Board for election at the 2009 Annual Meeting to serve as Class I directors (both of whom are presently directors) are Geoffrey L. Stack and Michael H. Winer. Robert C. Ruocco, who has served as a director of the Company since 1997, previously informed the Board that he did not intend to stand for re-election at the 2009 Annual Meeting and as such was not nominated to stand for re-election. Michael H. Winer, who currently serves as a Class III director, subsequently informed the Board of his resignation as a Class III director, effective upon, and subject to, his election to the Board as a Class I director at the 2009 Annual Meeting. As such, Mr. Winer has been nominated to replace Mr. Ruocco. Following the 2009 Annual Meeting, the Board is expected to consist of eight directors.

Nominations of persons for election to the Board by stockholders must be made pursuant to timely notice in writing to the Secretary of the Company pursuant to the Company’s Certificate of Incorporation. See “Stockholder Proposals for 2010 Annual Meeting” for additional information on the procedure for stockholder nominations.

Except as noted below, each proxy solicited by and on behalf of the Board will be voted “FOR” the election of the nominees named above (unless such authority is withheld as provided in the proxy) and one-half of the votes to which the stockholder is entitled will be cast for each of the two nominees. In the event any one or more of the nominees shall become unable to serve or refuse to serve as director (an event which is not anticipated), the proxy holders will vote for substitute nominees in their discretion. If one or more persons other than those named below as nominees for the 2009 Annual Meeting are nominated as candidates for director by persons other than the Board, the enclosed proxy may be voted in favor of any one or more of said nominees of the Board or substitute nominees and in such order of preference as the proxy holders may determine in their discretion.

THE BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” EACH OF THE NOMINEES NAMED ABOVE FOR ELECTION AS A DIRECTOR.

PROPOSAL 2

THE RATIFICATION OF THE APPOINTMENT OF INDEPENDENT

PUBLIC ACCOUNTANTS

The Audit Committee has selected Ernst & Young LLP as the Company’s independent public accountants for the fiscal year ending December 31, 2009. Services provided to the Company and its subsidiaries by Ernst & Young LLP in fiscal years 2007 and 2008 are described under “Audit Fees” below. Additional information regarding the Audit Committee is provided in the Report of the Audit Committee below.

Representatives of Ernst & Young LLP are expected to be present at the 2009 Annual Meeting and will have an opportunity to make a statement if they wish and will be available to respond to appropriate questions from stockholders.

Stockholder Ratification of the Appointment of Independent Registered Public Accountant.

We are asking our stockholders to ratify the selection of Ernst & Young LLP as our independent auditor. Although ratification is not required by our certificate of incorporation, bylaws or otherwise, the Board is submitting the selection of Ernst & Young LLP to our stockholders for ratification as a matter of good corporate practice. In the event stockholders do not ratify the appointment of Ernst & Young LLP, the appointment will be reconsidered by the Audit Committee and the Board.

Independent Public Accountants

Ernst & Young LLP has been selected by the Audit Committee to serve as the Company’s independent public accountants for the fiscal year 2009 and served in that capacity for the year ended December 31, 2008.

Audit Fees. The aggregate fees billed by Ernst & Young LLP for professional services rendered for the audit of the Company’s annual financial statements for the year ended December 31, 2008 and for the reviews of the financial statements included in the Company’s Form 10-Q for that year were $320,914. The aggregate fees billed by Ernst & Young LLP for professional services rendered for the audit of the Company’s annual financial statements for the year ended December 31, 2007 and for the reviews of the financial statements included in the Company’s Form 10-Q for that year were $354,381.

Audit-Related Fees. The aggregate audit-related fees billed by Ernst & Young LLP that were reasonably related to the performance of the audit or review of the Company’s financial statements, including fees for the performance of audits and attest services not required by statute or regulations; audits of the Company’s employee benefit plans; due diligence activities related to investments; and accounting consultations about the application of generally accepted accounting principles to proposed transactions (collectively, the “Audit-Related Fees”) for the year ended December 31, 2008 were $26,980. The Audit-Related Fees billed by Ernst & Young LLP for the year ended December 31, 2007 were $16,181.

Tax Fees. The aggregate fees billed by Ernst & Young LLP for tax compliance, advice and planning services for the year ended December 31, 2008 were $126,443. The aggregate fees billed by Ernst & Young LLP for tax compliance, advice and planning services for the year ended December 31, 2007 were $81,986. In each case the services consisted of tax return preparation.

All Other Fees. Ernst & Young LLP did not bill for any services other than those listed above for the years ended December 31, 2008 or December 31, 2007.

The Audit Committee Charter requires that the Audit Committee pre-approve all fees billed by Ernst & Young LLP, and in the years ending December 31, 2008 and 2007, 100% of the fees billed by Ernst & Young LLP were pre-approved by the Audit Committee. Ernst & Young LLP provides a proposal to the Audit Committee for all services it proposes to provide and the Audit Committee then takes such action on the proposal as it deems advisable.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS THE COMPANY’S INDEPENDENT PUBLIC ACCOUNTANTS FOR FISCAL YEAR 2009.

THE BOARD OF DIRECTORS

The Board is grouped into three classes: (1) Class I Directors, who will serve until the 2012 Annual Meeting, (2) Class II Directors, who will serve until the 2010 Annual Meeting, and (3) Class III Directors, who will serve until the 2011 Annual Meeting. The Board currently consists of nine directors.

The following table set forth information regarding the nominees for Class I Directors, the Class II Directors, the Class III Directors, and directors who are not standing for re-election at the 2009 Annual Meeting.

Nominees for Class I Directors Whose Terms Expire in 2012 and Principal Occupation or Employment (1)	First Became Director	Age
Geoffrey L. Stack Managing Director, SARES-REGIS Group, real estate development and management.	1998	65

Michael H. Winer(2) Portfolio Manager, Third Avenue Management LLC, investment management; Director of Real Mortgage Systems, Inc; and 26900 Newport Inc.	2001	53

Class II Directors Whose Terms Expire in 2010 and Principal Occupation or Employment (1)
Barbara Grimm-Marshall Director of Grimmway Enterprises Inc.; Diamond Farming Inc.; and Crystal Organic Farms LLC.	2006	56

George G.C. Parker Dean Witter Distinguished Professor of Finance, Graduate School of Business, Stanford University; Director of Continental Airlines, Inc.; Netgear Inc.; Threshold Pharmaceuticals; and Trustee of Barclays Global Investors.	1999	70

Robert A. Stine President and Chief Executive Officer, Tejon Ranch Co.; Director Pacific Western Bancorp; The Bakersfield Californian; and Valley Republic Bank.	1996	62

Class III Directors Whose Terms Expire in 2011 and Principal Occupation or Employment (1)
John L. Goolsby Private investments and real estate; Director Thomas Properties	1999	67

Norman Metcalfe Real estate and investments; Director of The Ryland Group; and Building Materials Holding Corp.	1998	66

Kent G. Snyder Attorney at Law; Chairman of the Board, Tejon Ranch Co.; Director of Independence Bank.	1998	72

Directors Who are Not Standing for Re-election at the 2009 Annual Meeting
Robert C. Ruocco Principal, Carl Marks Management Company, L.P., investment management.	1997	50

(1)	Including other current directorships. Each of the directors has been engaged in his principal occupation described above during the past five years. There are no family relationships among any directors of the Company or any executive officers of the Company.
(2)	Currently serves as a Class III director.

Committees of the Board and Corporate Governance Matters

The Board has determined that all directors, except Mr. Stine, are “independent,” as that term is defined in the listing standards of the New York Stock Exchange (the “NYSE”). In addition to the definition of “independent” as set forth in the listing standards of the NYSE, the Board has adopted categorical criteria used to determine whether a director is independent (the Company’s “Independence Standards”), and the Board has determined that all directors, except Mr. Stine, are “independent” under the Independence Standards. These Independence Standards are set forth in Attachment A to the Company’s Corporate Governance Guidelines (the “Corporate Governance Guidelines”), and a copy of the Independence Standards are attached as Appendix A to this Proxy Statement.

The independent directors of the Board meet regularly in executive sessions outside the presence of management. The Board has appointed Mr. Snyder as the lead independent director to preside at executive sessions of the independent directors.

During 2008, there were four meetings of the Board. During 2008 all directors attended 75% or more of the aggregate total of such meetings of the Board and committees of the Board on which they served.

The Company’s policy is that all directors are expected to attend every annual stockholders meeting in person. All directors attended the 2008 Annual Meeting of the Company.

Standing committees of the Board include the Executive, Audit, Compensation, Real Estate, and Nominating and Corporate Governance Committees. The members of the standing committees are set forth below:

	Executive Committee	Audit Committee	Compensation Committee	Real Estate Committee	Nominating and Corporate Governance Committee
John L. Goolsby		X		X	X
Barbara Grimm-Marshall		X			X
Norman Metcalfe	X		X	X (Chair)
George G.C. Parker		X (Chair)	X		X (Chair)
Robert C. Ruocco*		X	X (Chair)		X
Kent G. Snyder	X (Chair)			X
Geoffrey L. Stack		X	X	X	X
Robert A. Stine	X			X
Michael H. Winer	X

*	Term expires at the 2009 Annual Meeting; not standing for re-election.

During 2008, there were no meetings of the Executive Committee, six of the Audit Committee, four of the Compensation Committee, two of the Real Estate Committee, and one of the Nominating and Corporate Governance Committee. The major functions of each of these committees are described briefly below.

The Executive Committee

Except for certain powers that, under Delaware law, may be exercised only by the full Board, or which, under the rules of the Securities and Exchange Commission (the “SEC”) or the NYSE, may only be exercised by committees composed solely of independent directors, the Executive Committee may exercise all powers and authority of the Board in the management of the business and affairs of the Company. Messrs. Metcalfe, Snyder, Stine, and Winer are members of the Executive Committee. Mr. Snyder is the Chairman of the Executive Committee.

The Audit Committee

The Audit Committee acts on behalf of the Board in fulfilling the Board’s oversight responsibility relating to the Company’s financial statements and the financial reporting process, the systems of internal accounting and financial controls, the annual independent audit of the Company’s financial statements, and the legal compliance and ethics programs as established by management and the Board. In addition, the Audit Committee is directly responsible for the retention of the independent auditor and approves the scope of all audit and non-audit services it performs. The Audit Committee is governed by a written charter adopted and approved by the Board. Mr. Parker is the Chairman of the Audit Committee, and Ms. Grimm-Marshall, and Messrs. Goolsby and Stack are members of the Audit Committee. Mr. Ruocco was also a member of the Audit Committee during the Company’s fiscal year ended December 31, 2008 and will continue to serve on such committee until the 2009 Annual Meeting. The Board has determined that each member of the Audit Committee is independent under the listing standards of the NYSE and under the Company’s Independence Standards, and that each member of the Audit Committee is financially literate and meets the requirements for Audit Committee Membership set forth in Rule 10A-3 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The Board has further found that Mr. Parker qualifies as an “audit committee financial expert” for the purposes of Item 407(d) (5) of Regulation S-K, and has “accounting or related financial management expertise” as described in the listing standards of the NYSE. The Audit Committee’s charter is available on the Company’s web site, www.tejonranch.com, in the Corporate Governance section of the Investor Relations webpage, and is available in print form upon request to the Corporate Secretary, P.O. Box 1000, Lebec, California 93243.

The Compensation Committee

The Compensation Committee reviews and either adjusts or recommends to the Board appropriate adjustments to the Company’s overall compensation structure, the compensation arrangements for executive officers, and director compensation, and evaluates the performance of executive officers. The Compensation Committee’s charter is available on the Company’s web site, www.tejonranch.com, in the Corporate Governance section of the Investor Relations webpage, and is available in print form upon request to the Corporate Secretary, P.O. Box 1000, Lebec, California 93243. Mr. Ruocco was the Chairman of the Compensation Committee during the Company’s fiscal year ended December 31, 2008 and will continue to serve as Chairman until the 2009 Annual Meeting, at which time Mr. Stack, who has been nominated to serve as Chairman by the Nominating and Corporate Governance Committee will be voted on by the Board at a meeting immediately following the 2009 Annual Meeting. Messrs. Metcalfe, Parker, and Stack are the members of the Compensation Committee. The Board has determined that each member of the Compensation Committee is independent under the listing standards of the NYSE and under the Company’s Independence Standards.

The Real Estate Committee

The Real Estate Committee reviews all significant activities and issues related to the Company’s real estate assets and opportunities. It receives and considers the analyses of the Company’s real estate staff and provides management with oversight, guidance and strategic input on major decision points. It reviews and either approves or recommends to the Board appropriate action on significant proposed real estate transactions, development pro formas and budgets, and action plans. Mr. Metcalfe is the Chairman of the Real Estate Committee, and Messrs. Goolsby, Snyder, Stack, and Stine are members of the Real Estate Committee. The Real Estate Committee’s charter is available on the Company’s web site, www.tejonranch.com, in the Corporate Governance section of the Investor Relations webpage, and is available in print form upon request to the Corporate Secretary, P.O. Box 1000, Lebec, California 93243.

The Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee is charged with evaluating the performance of existing directors, identifying and recruiting potential new directors, evaluating candidates for director positions recommended by stockholders, and recommending candidates to be nominated by the Board or elected by the Board on an interim basis. It also reviews and makes recommendations to the Board respecting the composition and functioning of Board committees, the Corporate Governance Guidelines, and the Board’s performance. Mr. Parker is the Chairman of the Nominating and Corporate Governance Committee, and Ms. Grimm-Marshall, and Messrs. Goolsby, and Stack are members of the Nominating and Corporate Governance Committee. Mr. Ruocco was also a member of the Nominating and Corporate Governance Committee during the Company’s fiscal year ended December 31, 2008 and will continue to serve as Chairman until the 2009 Annual Meeting.

In considering candidates for the Board, the Nominating and Corporate Governance Committee evaluates the entirety of each candidate’s credentials and does not have any specific minimum qualifications that must be met by a nominee. However, the Nominating and Corporate Governance Committee seeks as directors individuals with substantial management experience who possess the highest personal values, judgment and integrity, an understanding of the environment in which the Company does business and diverse experience with the key business, financial and other challenges that the Company faces.

The Board has determined that each member of the Nominating and Corporate Governance Committee is independent under the listing standards of the NYSE and under the Company’s Independence Standards. The Nominating and Corporate Governance Committee’s charter is available on the Company’s web site, www.tejonranch.com, in the Corporate Governance section of the Investor Relations webpage, and is available in print form upon request to the Corporate Secretary, P.O. Box 1000, Lebec, California 93243.

The Nominating and Corporate Governance Committee is pleased to consider any recommendations of director candidates from stockholders. Stockholders may recommend a candidate for consideration by the Nominating and Corporate Governance Committee by sending written notice addressed to the Nominating and Corporate Governance Committee Chair, c/o Corporate Secretary, P.O. Box 1000, Lebec, California 93243. The Nominating and Corporate Governance Committee does not evaluate candidates differently based on who has made the recommendation. The Nominating and Corporate Governance Committee has the authority under its charter to hire and pay a fee to outside counsel, experts or other advisors to assist in the process of identifying and evaluating candidates. No such outside advisors have been used to date and, accordingly, no fees have been paid to such advisors.

Code of Business Conduct and Ethics and Corporate Governance Guidelines

The Board has adopted a Code of Business Conduct and Ethics, which is applicable to all directors, officers and employees. It also has adopted Corporate Governance Guidelines to guide its own operations. Both documents are available on the Company web site, www.tejonranch.com, in the Corporate Governance section of the Investor Relations webpage, and are available in print form upon request to the Corporate Secretary, P.O. Box 1000, Lebec, California 93243.

COMPENSATION DISCUSSION & ANALYSIS

The Compensation Discussion and Analysis discusses and analyzes Tejon’s executive compensation program and the amounts shown in the executive compensation tables.

2008 – Year in Review

Overall, 2008 was a good year for the Company as we saw revenues grow and segment operating profits increase when compared to 2007. These improvements however did not lead to an increase in net income as we saw a decrease in equity in earnings of unconsolidated joint ventures when compared to 2007 due to an industrial building sale that occurred during 2007. For 2008, we had net income of $4,112,000 compared to $7,333,000 in 2007.

The improvement in revenues along with the timing of master infrastructure, and lower than planned capital contributions to joint ventures during 2008 led to the achievement of the annual cash flow metric, which is described below in the

Annual Performance-Based Incentive Bonus section, as well as revenue and operating profit goals for commercial/industrial real estate and farming. However, this was not a large enough improvement for the named executive officers to meet the 2006 rolling three-year cash flow objectives and because of this, none of the associated 2006 performance grants will be paid out during 2009.

2009 – The Year Ahead

The Company believes it will be a very challenging economic environment during 2009 as we expect reduced activity at our Tejon Industrial Complex development, reduced oil royalties due to the decline in oil prices, and reduced farming revenues due to a drop in almond prices. These factors along with anticipated capital investment requirements for infrastructure at Tejon Industrial Complex, water purchases during 2009, and capital contributions to joint ventures, have led the Compensation Committee to make the following decisions related to 2009 compensation to conserve cash going forward:

1.	To not increase base salary for the Chief Executive Officer and the Named Executive Officers; and

2.	To restructure the annual cash incentive program from a cash program to a stock-based program, with the stock grants vesting over three years.

General Objectives of the Compensation Plan. The compensation program for our named executive officers is designed to align management’s incentives with the long-term interests of our stockholders and to be competitive with comparable employers. Our compensation philosophy recognizes the value of rewarding our named executive officers for their past performance and motivating them to continue to excel in the future. The Compensation Committee has developed and maintains a compensation program that rewards superior performance and seeks to encourage actions that drive our business strategy. Our compensation strategy is to provide a competitive opportunity for senior executives taking into account their total compensation packages, which include a combination of base salary, an annual cash-based or stock-based incentive bonus, and long-term performance-based equity awards. At the named executive officer level, our incentive compensation arrangements are designed to reward the achievement of long-term milestone objectives related to real estate development, as well as the achievement of year-to-year operating performance goals.

The Role of Executives in Setting Compensation. The Compensation Committee of the Board approves all compensation and awards to senior management, including the Chief Executive Officer and the other named executive officers in this proxy statement. Generally, the Compensation Committee independently reviews the performance and compensation of the Chief Executive Officer and, following discussions with the Chief Executive Officer, establishes his compensation levels including his equity compensation. For the remaining executive officers, the Chief Executive Officer makes recommendations as to compensation levels, including grants of equity awards, for final approval by the Compensation Committee.

Overall Compensation Plan Design.

The compensation policies developed by the Compensation Committee are based on the philosophy that compensation should reflect both financial and operational performance and the individual performance of the executive. The Compensation Committee also believes that long-term incentives should be a significant factor in the determination of compensation, particularly because the business of real estate development, including obtaining entitlement approvals and completing development, and many of the other actions and decisions of our named executive officers, require a long time horizon, even in times when the economy and the real estate industry are not in decline, before the Company realizes a tangible financial benefit.

The Compensation Committee’s objectives when setting compensation for our named executive officers are:

•	Set compensation levels that are sufficiently competitive such that they will motivate and reward the highest quality individuals to contribute to our goals, objectives and overall financial success.

•	Retain executives and encourage continued service. The Compensation Committee seeks to encourage and maintain continuity of the management team.

•	Incentivize executives to appropriately manage risks while attempting to improve our financial results,

performance and condition over both the short-term and the long-term. The Compensation Committee attempts to provide both short-term and long-term compensation to reward current performance, as well as to provide financial incentive to achieve long-term goals. Short-term compensation is typically in the form of annual cash or stock incentive bonuses, and long-term compensation is typically in the form of equity-based awards. Because of the current condition of the economy, the nature of our business and the way we operate our business and implement our strategies, we may not witness the positive results of many decisions made or actions taken by our named executive officers, in the current fiscal year or for several years. Accordingly, the Compensation Committee, by providing both short-term and long-term compensation, seeks to motivate and reward named executive officers for decisions made today that will likely have positive long-term effects.

•

Align executive and stockholder interest. The Compensation Committee believes that the use of equity compensation as a key component of executive compensation is a valuable tool for aligning the interest of our named executive officers with those of our stockholders.

•

Obtain tax deductibility whenever appropriate. The Compensation Committee believes that tax-deductibility for the Company is generally a favorable feature for an executive compensation program, from the perspectives of both the Company and the stockholders.

•

Conserve cash. The Compensation Committee, mindful of the severe downturn in the economy and the real estate industry, determined that all named executive officers’ annual incentive bonuses for fiscal 2009 performance, and going forward for an unspecified period of time, will be paid to each named executive officer in the form of stock grants, which will vest one third at grant date and one third over the following two years.

Elements of Compensation. The material elements of the compensation program for our named executive officers include: (i) base salary; (ii) annual cash-based or stock-based incentive bonuses; (iii) long-term equity-based compensation (i.e. performance units); (iv) change in control arrangements; and (v) other compensation consisting of participation in broad-based pension and benefit plans, participation in supplemental executive retirement and nonqualified deferred compensation plans and executive perquisites.

Base Salaries. Tejon provides its named executive officers with a level of assured cash compensation in the form of base salaries, which the Compensation Committee believes are appropriate given the named executive officers’ professional status, accomplishments, responsibilities and importance to the business. The Compensation Committee believes (based on the individual business experiences and general industry knowledge of its members) that current base salaries for each of the named executive officers are below market for comparable positions. The Compensation Committee establishes base salaries at levels it believes to be below those of comparable companies in order to conserve cash to meet long-term business goals and to further our compensation strategy of favoring variable pay over fixed pay. We are able to pay our named executive officers lower base salaries than comparable companies, and still attract and retain highly qualified executives, because of the performance-based incentive compensation opportunities that we offer. We believe that having the overall compensation emphasis on long-term equity incentives instead of short-term cash compensation better aligns management with stockholders.

Consistent with these objectives and strategy, the Compensation Committee determined to keep the 2008 base salary for our Chief Executive Officer at $500,000, which will remain at that level for 2009. The Compensation Committee believes that the total compensation package for the Chief Executive Officer, including base salary, is competitive with the market and the Company’s current stage within the land development process. For the other named executive officers, the Compensation Committee increased base salaries by only 2.5% during 2008, which reflects input from the Chief Executive Officer. As with the Chief Executive Officer, the Compensation Committee reviews the total compensation package for each of the other named executive officers before deciding whether to adjust base salary each year. Based on this review process, and current economic conditions, the other named executive officers’ base salaries will remain at 2008 levels during 2009.

Annual Performance-Based Incentive Bonuses. Tejon’s practice is to award annual incentive bonuses based upon the achievement of performance objectives established at the beginning of each year. The Chief Executive Officer and the other named executive officers recommend to the Compensation Committee performance objectives, both quantitative and qualitative, that will best move the Company forward to achieve the cash flow, land entitlement, land development, and land conservation goals established in each year’s five-year business plan. The Compensation Committee then reviews and approves these annual goals. Each named executive officer has a different weighting as between qualitative and quantitative measures based upon areas of emphasis that the Compensation Committee believes are important for the particular named executive officer to focus on in the context of achieving the Company’s long-term strategic goals and creating stockholder value. For 2008, our Chief Executive Officer’s weightings were 15% for a single quantitative financial goal related to cash flow management and 85% for qualitative performance goals. The Chief Executive Officer’s qualitative goals were tied to land entitlement, development and conservation goals as well as operational and staffing objectives. The weightings for the Chief Executive Officer are determined by the Compensation Committee. For the other named executive officers, weightings ranged from 30%-45% for quantitative financial goals related to cash flow management and segment revenue and profits and 55%-70% for qualitative performance goals. The qualitative performance goals for the other named executive officers are generally related to land entitlement, development, and operational goals that support the achievement of entitlement and development goals. The Compensation Committee, with input from the Chief Executive Officer, set the specific weightings for each named executive officer based on the relative importance of a specific objective in moving the Company forward in achieving its long-term goals and objectives and also his or her direct role in achieving such objective.

The plan is structured and bonus levels are determined, based upon the level of achievement, of threshold, target and maximum performance of quantitative and qualitative objectives. If achievement of a performance objective is below threshold, no incentive bonus is earned for that objective and if achievement is greater than maximum, the maximum bonus level is earned. The Chief Executive Officer and the other named executive officers have different cash incentive pay levels (expressed as a percentage of base salary) for achievement at the threshold, target and maximum levels as follows for 2008:

	Threshold	Target	Maximum	Actual
Robert A. Stine, Chief Executive Officer	22.00%	45.00%	78.75%	75.00%

Allen E. Lyda, Chief Financial Officer	19.00%	38.00%	57.00%	53.47%

Joseph E. Drew, Senior Vice President, Real Estate	19.00%	38.00%	57.00%	48.31%

Teri Bjorn, Vice President, General Counsel	19.00%	38.00%	57.00%	36.50%

Kathleen Perkinson, Senior Vice President, Natural Resources and Stewardship	19.00%	38.00%	57.00%	57.00%

Quantitative Financial Goal

Because a very important long-term goal is the achievement of entitlements for our real estate development projects and since Tejon does not generate significant revenue at this time, its short-term objectives, both quantitative and qualitative, are tied to metrics that are critical for the accomplishment of long-term goals. For 2008, a single corporate financial goal was considered: cash provided from operations less cash used for capital investment, excluding activity within marketable securities. This goal was established for each of the named executive officers who had the following weightings with respect to this measure: Chief Executive Officer 15%; Chief Financial Officer 30%; Senior Vice President Real Estate 7.5%; Senior Vice President Natural Resources and Stewardship 15%; and Vice President General Counsel 10%. Each named executive officer’s weighting is different based on the Compensation Committee’s view of each officer’s influence on cash flow. This cash flow measure is used, rather than total revenue or net income, because at this stage in the Company’s business plan, cash management is a better indicator of management’s financial performance. Also, since Tejon is a net cash user during this phase of its strategic plan, an incentive to generate or conserve cash is consistent with achievement of the Company’s strategic objectives. Other than our land asset, we believe that cash and cash-related investments are our most important assets. For 2008, achievement of target performance with respect to this quantitative financial goal required that cash from operations less cash used for capital investment, equal usage of $41,310,000 with threshold performance at $45,441,000, and maximum performance at $33,048,000 of net cash usage. Planned cash usage for 2008 related to infrastructure development, investments in joint ventures, investment in water assets and investments related to entitlement activities. For 2008, the Company met the cash flow objective at the maximum award level with cash provided from operations less cash used for capital investment equaling a cash usage of $24,130,000. The actual results for the year were much better than forecasted due to better then expected net income during 2008, a timing delay in master infrastructure development at the Tejon Industrial Complex, and lower than planned capital contributions to joint ventures.

The Senior Vice President Real Estate (30% weighting) also has quantitative goals related to revenue and income that complement the overall corporate cash flow objective. The Senior Vice President Real Estate for 2008 had a target revenue goal of $22,750,000 with a threshold goal of $20,475,000 and a maximum goal of $27,300,000. The Senior Vice President of Real Estate also had a target net income goal $3,785,000 with a threshold goal of $3,406,000 and a maximum goal of $4,542,000. Both goals were met at the maximum achievement level with revenues of $27,234,000 and net operating income of $13,388,000. Please see Management’s Discussion and Analysis of Financial Condition and Results of Operations in the Company’s Annual Report on Form 10-K for the year ended December 31, 2008 for additional information regarding 2008 operations.

Qualitative Performance Objectives

In addition to the cash flow goal described above, the Chief Executive Officer’s annual incentive bonus in 2008 was based upon the achievement of qualitative performance objectives proposed by the Chief Executive Officer and agreed upon and approved by the Compensation Committee. These objectives are tied to business development and organizational goals that move the Company forward in achieving its long-term objectives (including the achievement of strategic milestones related to land development and conservation efforts that the Compensation Committee and the Board believe to be critical to the achievement of the Company’s long-term business plan). Qualitative goals for 2008 specifically related to leading and directing a ranch-wide environmental strategy to facilitate future successful entitlement and implementing strategies to build support for our entitlement programs. Based on the successful completion of the Conservation and Land Use Agreement and the progress made on the approval process for entitlement of our new communities, the Compensation Committee determined that the CEO achieved a maximum level of performance related to qualitative goals.

The other named executive officers have more diverse qualitative performance goals, generally tied to individual areas of responsibility, which focus both on short-term and long-term goals (including improving operational efficiencies and achieving milestones and other goals with respect to the Company’s long-term business strategy related to land entitlement, development, and conservation). Generally the qualitative goals covered: (1) coordinating with joint venture partners regarding entitlement activity milestones for TMV and Centennial; (2) guiding the Company in working with various government agencies as a part of the entitlement process; (3) completing the formation of a new Community Facilities District for the Tejon Industrial Complex, or TIC, and identifying financing alternatives for joint venture activity at TIC; (4) acquiring and managing new water resources; and (5) establishing working relationships with key Resource Organizations to allow for successful completion of the Conservation and Land Use Agreement. These qualitative goals as well as others had an overall weighting of 55%—70% of each named executive officer’s annual incentive bonus.

The Chief Executive Officer evaluates the named executive officers’ success in meeting their individual qualitative goals and objectives, with final approval provided by the Compensation Committee. As with quantitative goals, qualitative goals and objectives are measured by threshold, target and maximum achievement levels. Success in achieving qualitative goals for 2008 for the named executive officers fell between target and maximum levels. The successful achievement of the qualitative goals, as just noted, along with the maximum achievement of quantitative goals led to the actual achievement percentages as shown in the earlier table.

The attainment of each year’s quantitative financial goals for each of the named executive officers is uncertain and is dependent upon factors such as real estate sales and leasing programs and the timing of capital investments associated with real estate activity, the timing of entitlement activities for our developments, and the uncertainty inherent in our farming operations due to the commodity nature of the products we produce and the fact that we do not know the prices we will receive for our products until harvest begins for a particular year. The achievement of qualitative goals tied to land entitlement, development, and conservation efforts are very dependent on working with groups outside of the Company such as government agencies, local county planning departments, and environmental resource groups all of which make the timing of achieving specific steps in the process very complicated. Accordingly, goal achievement under the annual bonus plan is not guaranteed.

The Company does not currently have a policy requiring a fixed course of action with respect to compensation adjustments following later restatements of performance targets. Under those circumstances, the Compensation Committee would evaluate whether compensation adjustments were appropriate based upon the facts and circumstances surrounding the restatement.

Equity Compensation. The long-term value of the Company will be driven by the execution of its long-term strategies. Accordingly, Tejon uses long-term incentives to align senior managements’ interests with stockholders’ interests. The Compensation Committee believes that management should own stock and that teamwork among the management group is important in meeting business goals. Therefore, long-term milestone incentives are goal-based, with common performance measures for all participants that encourage teamwork.

The Company has stock retention guidelines which encourage the Chief Executive Officer to own by December 2011 shares and performance units which, together with the in-the-money value of stock options, have an aggregate value equal to or greater than seven times his annual salary. The stock retention guidelines for the other named executive officers are calculated similarly except that the target retention value is five times their respective salaries. All named executive officers are expected to make reasonably steady progress toward these ownership guidelines between now and December 2011 and the Compensation Committee reviews such progress annually. Since these guidelines are not a contractual basis for remaining in the employment of the Company, the success or lack of success in meeting the guidelines by 2011 will be evaluated by the Compensation Committee in 2011 and reflected in each named executive officer’s annual review for that year.

The vesting of all equity grants issued since 2004 is tied to the achievement of specific goals and objectives. The Company grants long-term milestone performance units that are tied to the achievement of several objectives related to our land entitlement and real estate development activities, including our success in achieving entitlements for our planned communities. Due to their strategic significance, we believe that disclosing specific objectives and timeframes might result in competitive harm or delay achievement of long-term strategic objectives. We believe that the achievement of the target level of performance will require significant effort and substantial progress over the next few years in light of the current entitlement environment in California.

Tejon also grants annual performance units tied to the achievement of a rolling three-year cash flow metric, which is the net of cash from operations less cash used for capital investment, excluding activity within marketable securities. This performance metric was selected by the Compensation Committee as a measurement of management’s ability to manage cash assets over an extended period at a time when cash demands will be high and net income will not be significant. For 2008, this cash flow measure covers the years 2008 through 2010 and has a cumulative cash usage target of $54,407,000. The Company believes that achievement of this target level of performance will require significant effort and is dependent on the continued absorption of land at Tejon Industrial Complex and progress with respect to entitlement activities at Tejon Mountain Village and Centennial. Please refer to our Annual Report on Form 10-K for the year ended December 31, 2008 for additional information regarding entitlement and development activities. This target assumes we are moving forward in a positive manner with respect to our development projects. These grants vest after three years and the number of shares to be received is determined by the extent of performance achievement and can range from zero shares to the maximum award amount, which is 150% of the target award. The goal for the 2006 – 2008 period was cumulative cash generation of $11,645,000 and the goal for the 2007 – 2009 period is cumulative cash usage of $36,730,000. For the 2006 – 2008 period, the named executive officers failed to achieve the threshold goal and no stock awards were granted. The decline from the forecasted cash usage was due to water asset purchases, joint venture investments, and timing of infrastructure that was not originally forecasted during this three-year period. Please see the Consolidated Statements of Cash Flows in the Company’s Annual Report on Form 10-K for the year ended December 31, 2008.

The Company does not have any program, plan or practice to time equity awards in coordination with the release of material non-public information, nor does the Company time the release of material nonpublic information for the purpose of affecting the value of executive compensation.

With respect to the grant of annual performance units, the Company’s practice is to determine annually a dollar amount of equity compensation that it wishes to provide and to grant a number of performance units that have a fair market value equal to that amount on the date of grant. Vesting of these annual grants is tied to the achievement of the rolling three-year cash metric described above. For 2008, the dollar amount for the Chief Executive Officer was $249,000 and for the Chief Financial Officer and the Senior Vice President Real Estate it was $79,000. The Vice President General Counsel, and the

new Senior Vice President of Natural Resources and Stewardship, did not participate in the rolling three-year performance grants for 2008. The difference in target amounts is based on long-term compensation goals for each position established by the Compensation Committee based upon a 2004 compensation study prepared by an outside consultant.

Retirement Plans. The Compensation Committee believes that retirement programs are important to the Company as they contribute to the Company’s ability to be competitive with its peers and are consistent with Tejon’s philosophy of preferring long-term pay over short-term pay. For most of our employees, including the Chief Executive Officer, the Chief Financial Officer, the Senior Vice President Real Estate, and the General Counsel, Tejon provides a pension plan and a 401(k) plan. For the Chief Executive Officer and three other named executive officers, the Company also provides a supplemental executive retirement plan, or SERP. The new Senior Vice President Natural Resources and Stewardship is not included in the pension plan or SERP, which were frozen as of February 1, 2007, based on her hiring date but is included in the 401(k) plan. The Compensation Committee believes that retirement benefits are an important piece of the overall compensation package for the named executive officers.

Benefits to be received from the pension plan upon retirement are determined by an employee’s five-year final average annual compensation, length of service with the company, and age at retirement. Average annual compensation consists only of base salary and annual cash or stock bonuses. Benefits from the pension plan can be limited for the named executive officers due to Internal Revenue Service compensation ceilings that are used in the calculation of pension benefits. Because of the limits within the pension plan, the Company established a SERP to replace any pension benefit these officers might lose based on the benefit calculations within the pension plan. Without the SERP, our named executive officers would not otherwise be eligible to receive pension benefits that are proportional based on compensation to the benefits received by other employees generally. The benefit in the SERP is calculated using the same criteria as the pension plan except that total average compensation is used and the difference between the SERP calculation and the pension calculation is the value of the SERP benefit.

In order to manage the costs of, and the liabilities from the pension and SERP plans, the Company restructured the pension plan in early 2007 to lower the benefit accrual rate, change the retirement age to match social security retirement age, and freeze new employee participation effective February 1, 2007. These changes were made not only to manage costs but also to allow the Company to continue to reward long-term service with the Company. The Company also offers a 401(k) program to its employees which offers a matching contribution equal to one percent of salary if the employee contributes at least four percent of salary to the plan. Tied to the changes in the pension plan described above, we increased the match for employees who will not be eligible for the pension plan to two percent of salary if they contribute at least four percent of salary to the plan.

The named executive officers may elect to defer cash and equity-based compensation payable to them pursuant to the Company’s deferred compensation plan. This plan is designed to allow for retirement savings above the limits imposed by the IRS for 401(k) plans on an income tax-deferred basis. Cash amounts or stock deferred into the plan are held in accounts with values indexed to the performance of selected mutual funds. The Company does not provide a match on executive deferrals under the deferred compensation plan.

Change in Control Benefits. The Compensation Committee believes that stockholders’ interests will be best served if the interests of executive management are aligned with them, and that providing management with change in control benefits supports that objective by focusing executives on stockholder interests when considering strategic alternatives. A change in control is deemed to have occurred if (i) there is an acquisition by any person or group (excluding current ownership) of 20% or more of the outstanding shares of the Company; (ii) the Company sells all or substantially all of its assets; or (iii) the Company merges or consolidates with another entity.

Except for accelerated vesting of equity awards, change in control benefits are only provided upon a termination of employment without cause or a resignation for good reason in connection with a change in control. Terminations of employment in connection with a change in control can occur if the named executive officer is terminated without cause during the two years after the occurrence of a change in control or the named executive officer is terminated prior to a change in control at the request of a third party who has taken steps to effect a change in control. The named executive officers can also voluntarily terminate employment after a change in control if they have been assigned substantial reductions in duties and responsibilities, received a reduction in base salary, or had an annual bonus opportunity eliminated or significantly reduced (i.e. a resignation for good reason).

Change in control benefits include a continuation of base salary for a period of 36 months for the Chief Executive Officer and 30 months for the other named executive officers, and lump sum payments of two and one half times their annual bonus based on their average bonus for the previous three years. The named executive officers are also entitled to receive a continuation of health and other insurance benefits over the salary continuation period. Each named executive officer also has the right for a three-month period to continue use of any perquisites he or she may have had prior to the change in control. Generally, all unvested performance unit awards will vest at target achievement levels upon a change in control whether or not the named executive officer is terminated. During the period of time benefits are to be received under a change in control the named executive officers must agree not to solicit any employees of the Company or disclose any confidential information related to the Company. This restriction runs 36 months for the Chief Executive Officer and 30 months for the other named Executive Officers. Please refer to the Potential Payments upon Termination or Change in Control table on page 22 of this proxy statement for a more detailed description and an estimate of value of these benefits.

In addition to the foregoing change in control severance benefits, the named executive officers will also continue to be entitled to benefits under any existing pension plan and SERP as determined in accordance with the terms of those plans. If a named executive officer has been credited with more than 15 years of service, as of the effective date of termination, he or she shall also be credited with additional years of service under the plans for the period of salary continuation referred to above.

Separation or Severance Benefits. The Company does not have any contractual obligation to provide severance benefits, though under some circumstances the Compensation Committee believes it is in the Company’s best interest to provide a severance benefit in order to provide a smooth transition period for the Company when an executive leaves. Separation benefits in the form of salary continuation and health benefits may be provided to departing executives on a case-by-case basis. These benefits have historically averaged approximately one year. In these cases, the Company did not have a contractual obligation to provide a separation package. This past practice is the basis of the assumption of a one-year separation package used in the Potential Payments upon Termination or Change in Control table on page 22 of this proxy statement.

Unless the Compensation Committee determines otherwise, if prior to vesting of all or any part of a restricted stock award or performance unit award, a named executive officer’s employment with the Company is terminated for any reason, including death or disability, the named executive officer shall forfeit to the Company the portion of the award which has not vested.

Perquisites and Other Personal Benefits. The Compensation Committee reviews annually the perquisites that named executive officers receive. The primary benefits for the named executive officers are Company vehicles and related maintenance and dues related to country club membership. In addition, the Chief Executive Officer receives additional life insurance in excess of the insurance that is part of the Company’s broad-based health insurance policy. These benefits are provided to attract and retain highly qualified executives and because executives often place a higher value on these benefits relative to cost to the Company as compared to increases in cash compensation. In addition, the automobile benefit is provided to executives as well as other company employees because the Company’s location and the size of the Company’s property necessitate extensive car travel.

Senior management also participates in the Company’s other benefit plans on the same terms as other employees. These plans include medical, dental and life insurance.

Tax Considerations. Section 162(m) of the Internal Revenue Code imposes a $1 million limit on the deductibility of compensation paid to certain executive officers of public companies, unless the compensation meets certain requirements for “performance-based” compensation. In determining executive compensation, the Compensation Committee considers, among other factors, the possible tax consequences to the company and to the executives. However, tax consequences, including but not limited to tax deductibility by the company, are subject to many factors (such as changes in the tax laws and regulations or interpretations thereof and the timing and nature of various decisions by executives regarding options and other rights) that are beyond our control. In addition, the Compensation Committee believes that it is important for us to retain maximum flexibility in designing compensation programs that meet our stated objectives. For these reasons, although the Compensation Committee will consider tax deductibility as one of the factors in determining executive compensation, it will not necessarily limit compensation to those levels or types of compensation that will be deductible. We will, of course, consider alternative forms of compensation consistent with our compensation goals that preserve deductibility as much as possible.

Compensation Committee Interlocks and Insider Participation

Directors Metcalfe, Parker, and Stack comprise the Compensation Committee. Mr. Ruocco was also a member of the Compensation Committee during the Company’s fiscal year ended December 31, 2008 and will continue to serve on such committee until the 2009 Annual Meeting. All of the members of the Compensation Committee are independent directors under the listing standards of the NYSE and under the Company’s Independence Standards. No member of the Compensation Committee has had any relationship with the Company requiring disclosure under Item 404 of Regulation S-K under the Exchange Act.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed the Compensation Discussion and Analysis and discussed that Analysis with management. Based on its review and discussions with management, the Compensation Committee recommended to our Board that the Compensation Discussion and Analysis be included in the Company’s 2009 Proxy Statement and incorporated by reference into the Company’s Annual Report on Form 10-K for the year ended December 31, 2008. This report is provided by the following independent directors, who comprise the Compensation Committee.

Robert C. Ruocco (Chairman), Norman Metcalfe, George G. C. Parker, Geoffrey L. Stack
Members of the Compensation Committee

Fiscal Year 2008 Summary Compensation Table

The following table summarizes the total compensation awarded to, earned by, or paid to each of the named executive officers for the fiscal years ended December 31, 2008, 2007, and 2006.

Name and Principal Position	Year	Salary ($)	(2) Bonus ($)	(3) Stock Awards ($)	(4) Non-Equity Incentive Plan Compensation ($)	(5) Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	(6) (7) All Other Compensation ($)	Total ($)

Robert A. Stine, (1) Chief Executive Officer	2008	500,000	—	1,292,000	375,000	259,248	33,672	2,459,920
	2007	500,000	—	1,997,725	275,000	185,937	30,908	2,989,570
	2006	500,000	—	1,545,981	1,423,149	791,319	32,354	4,292,803

Allen E. Lyda, Chief Financial Officer	2008	215,250	—	440,225	115,000	120,506	18,027	909,008
	2007	210,000	—	723,848	97,000	39,206	16,888	1,086,942
	2006	200,000	—	572,349	527,597	54,076	15,569	1,369,591

Joe Drew, Senior Vice President, Real Estate	2008	207,050	—	440,901	100,000	102,356	16,521	866,828
	2007	202,000	—	759,569	90,000	61,557	17,951	1,131,077
	2006	195,000	—	531,352	475,769	78,703	15,900	1,296,724

Teri Bjorn, Vice President, General Counsel	2008	205,000	—	203,502	75,000	45,310	19,911	548,723
	2007	185,640	—	55,000	60,000	—	13,783	314,423

Kathleen Perkinson, Senior Vice President, Natural Resources and Stewardship	2008	205,000	33,150	214,935	116,850	—	17,727	587,662

1.	Mr. Stine does not receive any additional compensation for being a director of the Company.
2.	Ms. Perkinson received a one time additional bonus related to her efforts on the 2008 Conservation and Land Use Agreement.
3.	The value of stock awards is the compensation expense recognized in our financial statements attributable to performance stock grants in fiscal 2008 and prior years, calculated in accordance with SFAS 123(R). Further information regarding the valuation of stock awards can be found in Note 8, Stock Compensation Plan , to the Consolidated Financial Statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2008. During 2008 the only Stock awards granted were performance units tied to the future achievement of cash flow targets. These grants did not vest in 2008 but will vest in the future upon the achievement of the performance objective. See Grants of Plan-based awards page 17 for the number of 2008 grants and grant date fair value.
4.	Non-Equity incentive plan compensation for the Chief Executive Officer and other named executive officers consists of annual incentive plan payments that are based upon quantitative goals around corporate cash flow, segment net operating profits and revenue (other named executive officers), and qualitative goals related to entitlement, development, and conservation activities. For 2008 and 2007, the incentive bonuses paid to the Chief Executive Officer and the named executive officers were based on the achievement of goals and objectives that fell between the target and maximum levels. Included in 2006 are non-recurring incentive payments related to the successful completion of the Tejon Mountain Village joint venture with DMB Associates, Inc. The incentive payments related to Tejon Mountain Village in 2006 are as follows: Mr. Stine - $1,148,149, Mr. Lyda - $437,597, and Mr. Drew - $400,769.
5.	The change in pension value is based upon the same assumptions and measurements that are used for the audited financial statements for the current year. See Note 13, Retirement Plan, to the Consolidated Financial Statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2008. There are no above-market or preferential earnings related to the Company’s nonqualified deferred compensation plan.
6.	All Other Compensation includes $14,000 in 2008 for life insurance premiums for Mr. Stine.
7.	Each of the named executive officers had the following perquisites, included in All Other Compensation above: Company vehicle and maintenance costs and country club membership. The costs related to those perquisites for 2008 are: Mr. Stine – Company vehicle $14,931 and country club membership $4,640; Mr. Lyda – Company vehicle $13,235 and country club membership $4,792; Mr. Drew – Company vehicle $11,729 and country club membership $4,792; Ms. Bjorn - Company vehicle $19,911; and Ms. Perkinson - Company vehicle $15,434 and country club membership $2,293.

Grants of Plan-Based Awards in Fiscal Year 2008

The following table provides information about equity and non-equity awards granted to the named executive officers in the fiscal year ended December 31, 2008.

			Future Payouts Under Non- Equity Incentives Plan Awards (1)				Estimated Future Payouts Under Equity Incentive Plan Awards (2)			Grant date Fair value of Stock Grants at Target Achievement
Name	Year	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Actual ($)	Threshold (#)	Target (#)	Maximum (#)	($)

Robert A. Stine:
Annual cash incentive plan	2008		110,000	225,000	393,750	375,000
Performance grants, cash flow objective		3/9/08					3,258	6,515	9,773	235,778

Allen E. Lyda:
Annual cash incentive plan	2008		40,898	81,795	122,692	115,000
Performance grants, cash flow objective		3/9/08					1,036	2,073	3,109	75,022

Joe Drew:
Annual cash incentive plan	2008		39,340	78,679	118,018	100,000
Performance grants, cash flow objective		3/9/08					1,036	2,073	3,109	75,022

Teri Bjorn:	2008		37,003	77,900	111,007	75,000	—	—	—	—
Annual cash incentive plan

Kathleen Perkinson:	2008		37,003	77,900	111,007	116,850	—	—	—	—
Annual cash incentive plan

1.	The short-term cash incentive award is based on the achievement of both quantitative and qualitative annual business objectives. The objectives vary based on the named executive officer’s responsibilities but normally include a company objective related to cash flow and, where appropriate, operating segment objectives related to revenues and net profit of the segment. The above amounts are the actual award amounts for 2008 based upon the percentage of achievement shown in the Annual Performance Base Incentive Bonuses section of Compensation Discussion and Analysis.
2.	The equity incentive award program provides performance unit grants which vest upon achievement of a cash flow objective over a three-year time frame. The objective are based upon meeting targeted cash from operations less cash used in investments within the Company’s five-year business plan. The three-year objective for these potential stock awards is cash usage of $54.4 million.

Outstanding Equity Awards at 2008 Fiscal Year-End

The following table provides information on the current holdings of stock option, restricted stock, and performance unit awards of the named executive officers. This table includes unexercised option awards, unvested stock grants, and performance share grants with performance conditions that have not yet been satisfied. Each equity grant is shown separately for each named executive officer. The market value of the stock awards is based on the closing market price of Tejon stock as of December 31, 2008, which was $24.74 per share. The market value as of December 31, 2008 shown below assumes satisfaction of performance objectives at the target level of achievement.

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units, or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Robert A. Stine:
Stock Option Award	106,137	—	$23.1875	12/07/09
Stock Option Award	90,000	—	$23.5500	12/04/11
Stock Option Award	100,000	—	$27.6600	12/03/12
Performance Units (1)							17,128	423,747
Milestone Performance Units (2) (3)							144,607	3,577,577

Totals Robert A. Stine	296,137	—			—	—	161,735	4,001,324

Allen E. Lyda:
Stock Option Award	28,946	—	$23.1875	12/07/09
Stock Option Award	21,000	—	$20.3200	01/23/11
Stock Option Award	18,000	—	$23.5500	12/04/11
Stock Option Award	25,000		$27.6600	12/03/12
Performance Units (1)							5,449	134,808
Milestone Performance Units (2) (3)							49,101	1,214,759

Totals Allen E. Lyda	92,946	—			—	—	54,550	1,349,567

Joe Drew:
Stock Option Award	12,000	—	$27.6600	12/03/12
Performance Units (1)							5,449	134,808
Milestone Performance Units (2) (3)							49,214	1,217,554

Totals Joe Drew	12,000	—			—	—	54,663	1,352,362

Teri Bjorn:
Milestone Performance Units (2)							15,375	380,378

Totals Teri Bjorn	—	—			—	—	15,375	380,378

Kathleen Perkinson:
Milestone Performance Units (2)							15,375	380,378

Totals Kathleen Perkinson	—	—			—	—	15,375	380,378

1.	Performance units consist of shares that may vest during 2009, 2010, and 2011 based upon achievement of a rolling three-year cash flow objective that is included within our five-year business plan. The shares shown are based upon reaching target levels of performance. Included in this number are the following shares that will not vest in 2009 due to not achieving the specified cash flow objective over the 2006-2008 period: Mr. Stine - 5,878 shares; Mr. Lyda - 1,870 shares; and Mr. Drew - 1,870 shares.
2.	Milestone performance units consist of shares that may vest upon achievement of specific milestone objectives related to our residential development and conservation efforts.
3.	During 2008, milestone performance units tied to absorption goals at Tejon Industrial Complex did not vest due to goals not being met at the threshold level. The number of shares that did not vest for Mr. Stine were 9,000 shares, Mr. Lyda 5,000 shares, and Mr. Drew 6,000 shares.

Option Exercises and Stock Vested in Fiscal Year 2008

The following table provides information, for the named executive officers, on the number of shares acquired upon stock option exercises during 2008 and the value realized, and the number of shares acquired upon the vesting of stock awards and the value realized each before payment of any applicable withholding tax and broker commissions.

	Option Awards		Stock Awards (2)
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Robert A. Stine:
Restricted Stock Grants			3,146	116,371
Performance Grants (3)			10,014	348,988
Milestone Performance Grants (4)			5,250	165,900

Total Robert A. Stine	—	—	18,410	631,259

Allen E. Lyda:
Stock Options (1)	21,000	352,942
Restricted Stock Grants			1,002	37,064
Performance Grants (3)			3,186	111,032
Milestone Performance Grants (4)			1,875	59,250

Total Allen E. Lyda	—	—	6,063	207,346

Joe Drew:
Restricted Stock Grants			1,002	37,064
Performance Grants (3)			3,186	111,032
Milestone Performance Grants (4)			1,875	59,250

Total Joe Drew	—	—	6,063	207,346

Teri Bjorn :
Milestone Performance Grants (4)			375	11,850

Total Teri Bjorn	—	—	375	11,850

Kathleen Perkinson:
Milestone Performance Grants (4)			375	11,850

Total Kathleen Perkinson	—	—	375	11,850

1.	The options exercised during 2008 were granted in previous years. The Company has not granted any new options to employees since 2002 or directors since January 2003.
2.	The restricted stock grants were made in 2004 and vested in equal annual installments over a four-year period. The shares in the table above are the portion of the restricted stock grants that vested in 2008. Messrs. Stine, Lyda and Drew deferred receipt of their shares until termination of employment at which time payment will be made in a lump sum in accordance with Internal Revenue Code Section 409A. The shares were deposited into the Company’s nonqualified deferred compensation plan. The value deferred for Mr. Stine is $116,371, for Mr. Lyda $37,064 and for Mr. Drew $37,064. Please refer to the Nonqualified Deferred Compensation Table on page 21 of this proxy statement for information regarding the distribution of stock from the deferred compensation plan.
3.	The vested performance unit grants were awarded based on successfully meeting the 2005 rolling three year cash flow target. Mr. Stine received his shares during 2008. Messrs. Lyda and Drew, deferred receipt of their shares until termination of employment at which time payment will be made in a lump sum in accordance with Internal Revenue Code Section 409A. The shares were deposited into the nonqualified deferred compensation plan. The value deferred for Mr. Lyda is $111,032 and for Mr. Drew is $111,032.
4.	The milestone performance grants that vested during 2008 were related to the signing of the Conservation and Land Use Agreement in June 2008.

Pension Benefits in Fiscal Year 2008

The Company’s pension plan is a tax-qualified retirement program that covers eligible employees of the Company. Effective January 31, 2007, the pension plan was frozen so that anyone who was hired on or after February 1, 2007, is not allowed to enter the plan. An employee is eligible for normal retirement benefits on the first day of the month coinciding with or next following the employee’s Social Security Retirement Date. The amount of annual benefit, payable monthly, is based upon an employee’s Average Monthly Compensation which is based upon the employee’s highest five consecutive calendar years of compensation out of the employee’s final ten years of compensation. The amount of the annual benefit payable monthly shall be: 1.45% of the Average Monthly Compensation offset by .65% of the Final Average Compensation not in excess of one-twelfth of Covered Compensation multiplied by Total Years of Service (up to a maximum of 25 years); or the sum of the accrued benefit as of December 31, 1988 and the benefit as calculated above with Total Years of Service reduced by the Years of Service prior to January 1, 1989.

The named executive officers’ annual earnings taken into account under this formula include base salary and any annual cash or stock bonus payments, if any, but may not exceed an IRS -prescribed limit applicable to tax qualified plans ($230,000 for 2008).

Pension benefits fully vest after the completion of five years of service. Prior to that time the benefit is not vested.

The supplemental executive retirement plan, or SERP, was established for the named executive officers to replace any pension benefit the named executive officers might lose due to the IRS-prescribed limit applicable to tax-qualified plans.

Name	Plan Name	Number of Years Credited Service (#)	(1) Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)
Robert A. Stine	Defined Benefit Plan	13	441,223	—
	Supplemental Executive Retirement Plan (2)(3)	24	2,716,775	—

Allen E. Lyda	Defined Benefit Plan	19	375,193	—
	Supplemental Executive Retirement Plan (2)	19	165,529	—

Joe Drew	Defined Benefit Plan	8	228,807	—
	Supplemental Executive Retirement Plan (2)	8	105,189	—

Teri Bjorn (4)	Defined Benefit Plan	2	45,310	—

Kathleen Perkinson (5)	None	—	—	—

1.	The present value of the accumulated benefit is based upon the same assumptions and measurements that are used in the preparation of the audited financial statements for the current year. See Note 13, Retirement Plans, to the Consolidated Financial Statements in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008 for the valuation method and these assumptions.
2.	The SERP replaces any pension benefit the above-named executive officers lose based on compensation limits with the defined benefit plan imposed by IRS limits. The SERP benefit is calculated based on the same formula as the defined benefit plan.
3.	Mr. Stine receives 1.85 years of service for every year of service within the SERP. This was provided for in Mr. Stine’s employment contract so that he could receive a full pension benefit at retirement in consideration of his age when joining the Company. This is a benefit provided to Mr. Stine and is not available to the other named executive officers. The increase in benefit related to the additional years of service in the SERP plan is approximately $1.4 million.
4.	Ms. Bjorn is currently not eligible for the SERP.
5.	Ms. Perkinson joined the Company after the defined benefit plan had been amended to allow no new participants.

Fiscal Year 2008 Nonqualified Deferred Compensation Table

The nonqualified deferred compensation plan allows the deferral of salary, bonuses and vested restricted stock or performance units and there are no limits on the extent of deferral permitted. The plan is available for the named executive officers and directors of the Company. Each of the named executive officers with deferred compensation have elected to defer payment until termination of employment at which time payment will be made in a lump sum in accordance with Internal Revenue Code Section 409A. Withdrawals are provided for in the plan for unforeseeable emergencies such as financial hardship from illness or accident, loss of property due to casualty, or other similar extraordinary circumstance arising as a result of events beyond control of the employee, each as determined by the Company. A distribution based on an unforeseeable emergency is made only with the consent of the Company.

The Company does not contribute to the nonqualified deferred compensation plan for the benefit of any named executive officer or director. Earnings from any cash contributed or stock that is converted to cash by a named executive officer or director are based upon the market return of the investment in which such officer or director directed his or her contribution.

Name (1)	Aggregate Balance at Prior FYE ($)	(3)(4) Executive Contributions in Last FY ($)	(5) Aggregate Earnings (loss) in Last FY ($)	Aggregate Balance at Last FYE ($)
Robert A. Stine (2)(6)	385,664	116,371	(190,633)	311,402

Allen E. Lyda (2)(6)	245,386	148,096	(141,249)	252,233

Joe Drew (2)(6)	245,386	148,096	(141,249)	252,233

Teri Bjorn (7)	—	—	—	—

Kathleen Perkinson (7)	—	—	—	—

1.	The named executive officers above that have participated in the nonqualified deferred compensation plan have only deferred the receipt of restricted stock and performance unit grants that vested in 2005, 2006, 2007 and 2008.
2.	Named executive officer contributions for 2008 consist of restricted stock and performance unit grants that vested on March 8, 2008 and March 26, 2008. The value is determined by the number of shares contributed to the nonqualified deferred plan multiplied by the closing stock price on the day of vesting, $34.85 on March 8, 2008 and $36.99 on March 26, 2008. The following shares of stock were deferred by each officer: Mr. Stine – 3,146 shares; Mr. Lyda – 4,188 shares; and Mr. Drew – 4,188 shares. The dollar amount deferred during 2008 by Mr. Stine is $116,371, Mr. Lyda $148,096, and Mr. Drew $148,096.
3.	The shares deferred during 2008 by each of the above-named executive officers is also shown on the Option Exercises and Stock Vested in Fiscal Year 2008 table on page 19 of this proxy statement under the Stock Awards columns.
4.	The shares deferred by each named executive officer during 2008 were originally granted in 2004 and 2005.
5.	Aggregate earnings in the last fiscal year are based on the change in price of the Company’s stock from the prior year-end to December 31, 2008 and the change in the price of the Company’s stock from the date of the current year contribution to December 31, 2008.
6.	The current distribution dates from the nonqualified deferred compensation plan are as follows: Mr. Stine, Mr. Lyda and Mr. Drew, termination of employment. The decision by each named executive officer to defer future compensation and the distribution date of any deferral is determined at the end of each fiscal year for awards that may be received in the coming new year.
7.	Ms. Bjorn and Ms. Perkinson did not defer any compensation during 2008.

Fiscal Year 2008 Potential Payments Upon Termination or Change in Control (8)

		Before Change in Control (1)(2)(3)	After Change in Control (1)(2)(4)
Name	Benefit	Termination w/o Cause or for Good Reason ($)	Termination w/o Cause or for Good Reason ($)	Change in Control No Termination ($)
Robert A. Stine (6)	Salary Continuation	500,000	1,500,000
	Bonus	308,000	770,000
	Health Insurance	10,140	30,420
	Other Compensation (6)	58,420	58,420
	Equity Compensation (5)	417,299	4,273,201	4,273,201

	Total Value	1,293,859	6,632,041	4,273,201

Allen E. Lyda (6)	Salary Continuation	215,250	538,125
	Bonus	101,000	252,500
	Health Insurance	10,140	25,350
	Other Compensation (6)	33,042	33,042
	Equity Compensation (5)	205,442	1,508,745	1,508,745

	Total Value	564,874	2,357,762	1,508,745

Joe Drew (6)	Salary Continuation	207,050	517,625
	Bonus	88,333	220,833
	Health Insurance	10,140	25,350
	Other Compensation (6)	29,201	29,201
	Equity Compensation (5)	46,264	1,352,363	1,352,363

	Total Value	380,988	2,145,372	1,352,363

Teri Bjorn (6) (7)	Salary Continuation	205,000	512,500
	Bonus	70,000	—
	Health Insurance	10,140	25,350
	Other Compensation (6)	25,321	25,321
	Equity Compensation (5)	—	380,378	380,378

	Total Value	310,461	943,549	380,378

Kathleen Perkinson (6) (7)	Salary Continuation	205,000	512,500
	Bonus	88,333	—
	Health Insurance	10,140	25,350
	Other Compensation (6)	25,321	25,321
	Equity Compensation (5)	—	380,378	380,378

	Total Value	328,794	943,549	380,378

1.	For the above calculations, it is assumed that the triggering event took place on the last business day of 2008, and the stock price used in the above calculation was the per share price on that day ($24.74)
2.	The value for vesting of performance unit awards and milestone performance awards is the closing market price on the last business day of 2008 ($24.74).
3.	Termination before change in control is based upon the receipt of a one-year separation package. This assumption is based upon past Company practice and assumes Board approval. Under this assumption, salary continuation is equal to one year of salary as in effect prior to termination, the bonus amount is the average annual bonus received over the last three years, health insurance is the cost of coverage for one year, and vested stock options are included as well as stock grants that are scheduled to vest during the separation period. The Company is not obligated to make these payments.
4.	Each performance unit award contains language covering the vesting of shares upon a change in control. For purposes of this table, it is assumed all non-vested performance units and milestone units vest immediately at the target level.
5.	For determination of value, only those vested stock options in the money were considered. Please see the Outstanding Equity Awards at 2008 Fiscal Year-End table on page 18 for option exercise prices.
6.

Each of the above-named executive officers has a severance agreement describing benefits to be received in the event of a change in control and one of the above actions takes place after the change in control. Salary continuation is for a 36-month period for Mr. Stine and a 30-month period for the other named executive officers at the salary in effect immediately prior to the change in control. The bonus amount is equal to the three-year average bonus for two full fiscal years and one half of the three-year average for the third fiscal year after termination. Health insurance is provided over the 36-month or 30-month period, as the case may be, under the same conditions as prior to termination. “Other Compensation” consists of accrued and unused vacation at the time of termination and if the named executive officer has the right to use a Company vehicle or a country club membership prior to termination, the continuation of that benefit for a three-month period of time.

7.	Ms. Bjorn’s first year of employment with the Company began in January 2007 and Ms. Perkinson’s began in July 2007. Since there is not a three year history with the Company to determine the bonus calculation we made an estimate as to what the bonus may be.
8.	Please refer to the Change in Control Benefits section of the compensation discussion and analysis on page 13 of this proxy statement for a definition of change in control and termination without cause or for good reason.

Director Compensation in Fiscal Year 2008

In 2008, non-employee directors received an annual retainer of $45,000 payable in common stock in arrears, quarterly, based on the closing price of the Company’s common shares at each quarter end. In addition, the Chairman of the Board receives an annual retainer of $25,000 payable in common shares and the Chairmen of the Audit, Compensation and Real Estate Committees each receives an annual retainer of $10,000 payable in common shares. Directors affiliated with a person or entity owning 15% or more of the Company’s total shares outstanding could elect to receive his or her entire annual retainer in cash.

The change to all-stock director compensation in 2008 is intended to better align stockholder and director interests and to allow the Company to attract and retain as directors qualified, talented candidates.

Name	Fees Earned or Paid in Cash ($)	(1) Stock Awards (#)	(2) Stock Awards ($)
John Goolsby (3)	—	1,371	45,000

Barbara Grimm-Marshall (3)	—	1,371	45,000

Norman Metcalfe (3)	—	1,676	55,000

George G. C. Parker (3)	—	1,676	55,000

Robert C. Ruocco (3)	—	1,676	55,000

Kent G. Snyder (3)	—	2,133	70,000

Geoffrey L. Stack (3)	—	1,371	45,000

Michael H. Winer (3)	45,000	—	—

1.	The number of stock awards granted each year is determined on a quarterly basis by dividing one fourth of the annual retainer by the closing stock price at the end of each quarter.
2.	The value of stock awards is the compensation expense recognized in our financial statements, calculated in accordance with SFAS 123(R). Because director stock awards have no vesting requirements, we recognize the entire compensation expense in the year of grant. Accordingly, the amounts reported reflect the grant date fair value of stock awards granted in 2008 to each director. Please see Note 8, Stock Compensation Plan, to the Consolidated Financial Statements in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008 for additional information regarding the valuation of stock awards.
3.	The director’s have the following vested but unexercised stock options at December 31, 2008; Mr. Goolsby - 10,391 shares; Ms. Grimm-Marshall - 0 shares; Mr. Metcalfe - 6,524 shares; Mr. Parker - 5,138 shares; Mr. Ruocco - 4,032 shares; Mr. Snyder - 11,662 shares; Mr. Stack - 6,524 shares; and Mr. Winer - 0 shares. None of the directors have unvested stock grants.

STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table lists the stockholders known to the Company to be the beneficial owners of more than 5% of the shares of the Company’s Common Stock outstanding as of March 13, 2009. The table also provides the stock ownership as of the same date of all directors, each executive officer named in the Summary Compensation Table (the “named executive officers” during 2008), and all directors and officers as a group.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership(1)		Percent of Class(2)
Third Avenue Management LLC 622 Third Avenue New York, NY 10017	4,897,562	(3)	28.81%

Wesley Capital Management, LLC 535 Madison Avenue New York, NY 10022	2,231,565	(4)	13.19%

Directors

John L. Goolsby	15,451	(5)	below 1%

Barbara Grimm-Marshall	3,564	(6)	below 1%

Norman Metcalfe	15,053	(6)	below 1%

George G. C. Parker	10,223	(5)	below 1%

Robert C. Ruocco	596,929	(7)	3.51%

Kent G. Snyder	17,558	(6)	below 1%

Geoffrey L. Stack	18,055	(8)	below 1%

Robert A. Stine	383,050	(9)	2.25%

Michael H. Winer	4,897,562	(3)	28.81%

Executive Officers

Dennis J. Atkinson	38,886	(8)	below 1%

Teri Bjorn	405	(6)	below 1%

Joseph E. Drew	33,092	(6)	below 1%

Allen E. Lyda	121,412	(8)	below 1%

Kathleen J. Perkinson	375	(6)	below 1%

All executive officers and directors as a group (14 persons)	6,151,615		36.19%

(1)

In each case, the named stockholder has the sole voting and investment power as to the indicated shares, except as set forth in the footnotes below, and except that all options, restricted stock and restricted stock units are held by directors and officers individually. For purposes of this table, “beneficial ownership” is determined in accordance with Rule 13d-3 under the Exchange Act, pursuant to which a person or group of persons is deemed to have “beneficial ownership” of any shares that such person owns or has the right to acquire within 60 days. As a result, we have included in the “Amount and Nature of Beneficial Ownership” column, shares of vested and unvested restricted stock granted to a beneficial owner. Such restricted stock has voting rights, irrespective of vesting. In addition, we have included restricted stock units that could possibly vest within 60 days, even though for any such restricted stock units shown to vest within that period, the beneficial owner would have to terminate his relationship with the Company.

(2)	For purposes of computing the “Percent of Class” column, any shares which such person does not currently own but has the right to acquire within 60 days of March 13, 2009 are deemed to be outstanding for the purpose of computing the percentage ownership of any person. Restricted stock is deemed outstanding, irrespective of vesting. Also included are restricted stock units that could possibly vest within 60 days, even though for any such restricted stock units shown to vest within that period, the beneficial owner would have to terminate his relationship with the Company.
(3)	Based on information included in a Schedule 13G dated February 13, 2009 filed by Third Avenue Management LLC with the SEC pursuant to the Exchange Act. (i) Transamerica Third Avenue Value VP, an investment company registered under the Investment Company Act of 1940, has the right to receive dividends from, and the proceeds from the sale of, 60,731 of the shares reported by Third Avenue Management LLC, or TAM, (ii) Third Avenue Small Cap Value Fund, an investment company registered under the Investment Company Act of 1940, has the right to receive dividends from, and the proceeds from the sale of, 322,646 of the shares reported by TAM, (iii) Third Avenue Value Fund, an investment company registered under the Investment Company Act of 1940, has the right to receive dividends from, and the proceeds from the sale of, 3,420,106 of the shares reported by TAM, (iv) AIC Corporate Fund Inc., a mutual fund corporation formed by Articles of Incorporation under the laws of Ontario, has the right to receive dividends from, and the proceeds from the sale of, 16,400 of the shares reported by TAM, (v) Third Avenue Real Estate Value Fund, an investment company registered under the Investment Company Act of 1940, has the right to receive dividends from, and the proceeds from the sale of, 785,584 of the shares reported by TAM, (vi) Transamerica Third Avenue Value, an investment company registered under the Investment Company Act of 1940, has the right to receive dividends from, and the proceeds from the sale of, 76,574 of the shares reported by TAM, (vii) Third Avenue Value Portfolio of the Third Avenue Variable Series Trust, an investment company registered under the Investment Company Act of 1940, has the right to receive dividends from, and the proceeds from the sale of, 109,156 of the shares reported by TAM, and (viii) various separated managed accounts for whom TAM acts as investment advisor have the right to receive dividends from, and the proceeds of the sale of, 106,365 of the shares reported by TAM. Mr. Winer is a Portfolio Manager of Third Avenue Management LLC and shares voting and investment power. Mr. Winer disclaims beneficial ownership of the shares owned by said entities for all other purposes.
(4)	There was no change in ownership shares during 2008 through March 13, 2009 for Wesley Capital Management. The information included is based on a Schedule 13G dated February 13, 2006 filed by Wesley Capital Management, LLC, Wesley Capital Partners, LLC, Wesley Capital I, L.P., Arthur Wrubel and John Khoury, with the SEC pursuant to the Exchange Act.
(5)	The shares owned by Mr. Goolsby include 7,708 shares in his accounts, and 7,743 shares underlying stock options that are currently exercisable. The shares owned by Mr. Parker include 3,422 shares in his accounts, 1,663 restricted stock units that could possibly vest within 60 days, and 5,138 shares underlying stock options that are currently exercisable. The shares owned by each of Mr. Goolsby and Mr. Parker in their accounts are held by a family trust concerning which each director and his spouse share voting and investment power.
(6)	The shares owned by Mr. Metcalfe include 6,419 shares in his accounts, 3,496 restricted stock units that could possibly vest within 60 days, and 5,138 shares underlying stock options that are currently exercisable. The shares owned by Mr. Snyder include 3,977 shares in his accounts, 3,305 restricted stock units that could possibly vest within 60 days, and 10,276 shares underlying stock options that are currently exercisable. The shares owned by Ms. Grimm-Marshall include 3,230 shares in her accounts, and 334 shares of restricted stock. The shares owned by Mr. Drew include 10,897 in his account, 10,195 restricted stock units that could possibly vest within 60 days of March 13, 2009, and 12,000 shares underlying stock options that are currently exercisable. All shares owned by Ms. Bjorn and Ms. Perkinson are held in their accounts.
(7)	Includes 585,083 shares owned beneficially and of record by Carl Marks Strategic Investments, L.P. Mr. Ruocco is a Principal of Carl Marks Management Company, L.P. and shares voting and investment power over these shares. Also includes 5,243 shares in his account, 5,342 restricted stock units that could possibly vest within 60 days of March 13, 2009, and 1,261 shares underlying options held by Mr. Ruocco that are currently exercisable.
(8)	The shares owned by Mr. Stack include 9,645 shares in his accounts, 3,272 restricted stock units that could possibly vest within 60 days, and 5,138 shares underlying stock options that are currently exercisable. The shares owned by Mr. Atkinson include 8,863 shares in his accounts, 2,948 shares of restricted stock, that could possibly vest within 60 days of March 13, 2009 and 27,075 shares underlying stock options that are currently exercisable. The shares owned by Mr. Lyda, the Principal Financial Officer of the Company, include 18,271 shares in his accounts, 10,195 restricted stock units that could possibly vest within 60 days of March 13, 2009, and 92,946 shares underlying stock options that are currently exercisable. The shares owned by each of Messrs. Stack, Lyda and Atkinson in their accounts are held as community property concerning which the named person and his spouse share voting and investment power.
(9)	Mr. Stine, as the President and Chief Executive Officer of the Company, is an executive officer as well as a director. The shares owned by Mr. Stine include 74,326 shares in his accounts, 12,587 shares of restricted stock units that could possibly vest within 60 days of March 13, 2009, and 296,137 shares underlying stock options that are currently exercisable. Of the shares in Mr. Stine’s accounts, some of the shares are held by a family trust and some are held as community property. In each case he and his spouse share voting and investment power.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

The Audit Committee of the Board has furnished the following report:

The Audit Committee reviewed Tejon Ranch Co.’s (the “Company’s”) financial reporting process on behalf of the Board of Directors (the “Board”). Management has the primary responsibility for the financial statements and the reporting process. The Company’s independent auditors are responsible for expressing an opinion on the conformity of the Company’s audited financial statements to generally accepted accounting principles.

In this context, the Audit Committee has reviewed and discussed with management and the independent auditors the audited financial statements. The Audit Committee has discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (Communication with Audit Committees) and Rule 3526 of the Public Accounting Oversight Board, or PCAOB, Communication with Audit Committees Concerning Independence, as may be modified or supplemented. In addition, the Audit Committee has received the written disclosures and the letter from the independent auditors required by applicable requirements of the PCAOB regarding the independent auditors’ communications with the Audit Committee concerning independence, and has discussed with the independent auditors their independence from the Company and its management. The Audit Committee has also considered whether the independent auditors’ provision of non-audit services to the Company is compatible with their independence.

Based on the reviews and discussions referred to in the preceding paragraphs, the Audit Committee recommended to the Board, and the Board has approved, that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2008 as filed with the Securities and Exchange Commission.

George G. C. Parker (Chairman), John Goolsby, Barbara Grimm-Marshall,
Robert C. Ruocco, Geoffrey L. Stack
Members of the Audit Committee

OTHER MATTERS

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires the Company’s directors, officers and persons who beneficially own more than 10% of the Company’s outstanding Common Stock, to file reports of ownership and changes in beneficial ownership of the Company’s Common Stock on Form 3, Form 4, and Form 5, as appropriate, with the SEC and to furnish the Company with copies of all such Section 16(a) reports that they file. Based on those records and other information furnished to the Company, during 2008, officers, directors and persons who beneficially own more than 10% of the Company’s Common Stock complied in a timely manner with all filing requirements.

Related Person Transactions

The Board of Directors follows certain policies and procedures developed by the Company’s legal staff for the review and approval of all transactions with related persons, pursuant to which the Board reviews the material facts of, and either approves or disapproves of, the Company’s entry into any transaction, arrangement or relationship or any series thereof in which (i) the aggregate amount involved will or may be expected to exceed $120,000 in any calendar year, (ii) the Company is a participant, and (iii) any related person has or will have a direct or indirect interest (other than solely as a result of being a director or less than ten percent beneficial owner of another entity).

The Board reviews all relationships and transactions in which both the Company and any related person are participants to determine whether such related persons have a direct or indirect material interest in such transaction. A “related person” is any executive officer, director or director nominee of the Company, or any beneficial owner of more than five percent of the Company’s Common Stock, or any immediate family member of any of the foregoing. The Company discloses transactions in its proxy statement with related persons in accordance with the Item 404 of Regulations S-K of the Exchange Act.

In the course of the Board’s review and approval or ratification of a related party transaction, the Board considers:

•	the nature of the related person’s interest in the transaction;

•	the material terms of the transaction, including, without limitation, the amount and type of transaction;

•	the importance of the transaction to the related person;

•	the importance of the transaction to the Company;

•	whether the transaction would impair the judgment of a director or executive officer to act in the best interest of the Company; and

•	any other matters the Board deems appropriate.

Any member of the Board who is a related person with respect to a transaction under review may not participate in the deliberation or vote respecting approval or ratification of the transaction, provided that such director may be counted in determining the presence of a quorum at a meeting that considers the transactions. During 2008 there were no such transactions.

Financial Information

Both the Company’s Annual Report to Stockholders and the Company’s Annual Report on Form 10-K (including the financial statements and financial statement schedules but without exhibits) as filed with the SEC accompany this Proxy Statement. Both reports may be obtained without charge by calling (661) 248-3000, or by written request to the Corporate Secretary, Tejon Ranch Co., Post Office Box 1000, Lebec, California 93243.

Notice of Internet Availability

You can now access the 2008 Annual Report and the 2009 Proxy Statement for the 2009 Annual Meeting via the Internet at the following address: http://materials.proxyvote.com/879080.

The enclosed information has been provided to you to enable you to cast your vote in one of three convenient ways: (1) via the Internet, (2) by telephone, or (3) by returning it in the enclosed postage-paid envelope. Whichever method you choose, you are encouraged to vote.

You can also eliminate the mailing of this information in the future by electing to receive this data through the internet and by an email directing you to vote electronically. This election can be made as you vote your proxy via the Internet by providing your email address when prompted.

Communications with Directors

Any stockholder or other party interested in communicating with members of the Board, any of its committees, the independent directors as a group or any of the independent directors may send written communications to Tejon Ranch Co, P.O. Box 1000, Lebec, California 93243, Attention: Corporate Secretary, or via the “Contact Us” link on the Company’s website, www.tejonranch.com. Communications received in writing are forwarded to the Board, committee or to any individual director or directors to whom the communication is directed, unless the communication is unduly hostile, threatening, illegal, does not reasonably relate to the Company or its business, or is similarly inappropriate. The Corporate Secretary has the authority to discard or disregard any inappropriate communications or to take other appropriate actions with respect to any such inappropriate communications.

Stockholder Proposals for 2010 Annual Meeting

Stockholder proposals to be presented at the 2010 Annual Meeting, pursuant to Rule 14a-8 under the Exchange Act, must be received by the Company no later than December 1, 2009 in order to be considered for inclusion in the Company’s proxy materials for that meeting. Such proposals should be submitted in writing to the principal executive offices of the Company at the address set forth on the first page of this Proxy Statement.

In addition, the Company’s Certificate of Incorporation require that the Company be given advance written notice of stockholder nominations for election to the Company’s Board and of other matters which stockholders wish to present for action at an annual meeting of stockholders (other than matters included in the Company’s proxy materials in accordance with Rule 14a-8 under the Exchange Act, as discussed above). Such nomination or other proposal will be considered at the 2010 Annual Meeting if it is delivered to or mailed and received at the principal executive offices of the Company at the address set forth on the first page of this Proxy Statement not less than 30 days nor more than 60 days prior to the meeting as originally scheduled, but if less than 40 days notice or prior public disclosure of the date of the meeting is given or made to the stockholders, then the notice must be received not later than the close of business on the tenth (10th) day following the day on which the Notice of Annual Meeting of Stockholders was mailed. A stockholder’s notice to the Secretary must set forth as to each matter the stockholder proposes to bring before the Annual Meeting: (i) a brief description of the business desired to be brought before the Annual Meeting, (ii) the name and record address of the stockholder proposing such business, (iii) the class and number of shares of the Company which are beneficially owned by the stockholder, and (iv) any material interest of the stockholder in such business.

Stockholders Sharing the Same Last Name and Address

To reduce the expense of delivering duplicate proxy materials to stockholders who may have more than one account holding Tejon Common Stock but who share the same address, we have adopted a procedure approved by the SEC called “householding.” Under this procedure, certain stockholders of record who have the same address and last name will receive only one copy of our proxy materials that are delivered until such time as one or more of these stockholders notifies us that they want to receive separate copies. This procedure reduces duplicate mailings and saves printing costs and postage fees, as well as natural resources. Stockholders who participate in householding will continue to have access to and utilize separate proxy voting instructions.

If you receive a single set of proxy materials as a result of householding, and you would like to have separate copies of our annual report, or proxy statement mailed to you, please submit a request to our Corporate Secretary at Tejon Ranch Co, P.O. Box 1000, Lebec, California 93243, and we will promptly send you what you have requested. You can also contact our Corporate Secretary if you received multiple copies of the annual meeting materials and would prefer to receive a single copy in the future, or if you would like to opt out of householding for future mailings.

Other Business

Management does not know of any matter to be acted upon at the meeting other than those described above, but if any other matter properly comes before the meeting, the persons named on the enclosed proxy will vote thereon in accordance with their best judgment.

Stockholders are urged to sign and return their proxies without delay.

For the Board of Directors,

KENT G. SNYDER, Chairman of the Board
TERI BJORN, Secretary

APPENDIX A

ATTACHMENT A TO CORPORATE GOVERNANCE GUIDELINES

The Nominating and Corporate Governance Committee annually reviews the independence of all directors, and reports its findings to the Board of Directors. Based upon the report and the directors’ consideration, the Board of Directors determines which directors shall be deemed independent.

A director will be deemed independent if it is determined that he or she has no material relationship with the corporation, either directly or through an organization that has a material relationship with the corporation. A relationship is “material” if, in the judgment of the Board of Directors, it might reasonably be considered to interfere with the exercise of independent judgment. Ownership of stock of the corporation is not, in itself, inconsistent with a finding of independence. In addition, an Audit Committee member must also be independent within the meaning of the New York Stock Exchange’s listing requirements for audit committees, and the requirements set forth in Rule 10A-3 of the Securities Exchange Act of 1934, as amended. The following specific standards are utilized in determining whether a director shall be deemed independent:

•	the director is not, and in the past three years has not been, an employee of Tejon Ranch Co. or any of its subsidiaries (collectively, “Tejon”);

•	an immediate family member of the director is not, and in the past [three] years has not been, employed as an executive officer of Tejon;

•

neither the director nor a member of the director’s immediate family is, or in the past three years has been, affiliated with or employed by Tejon’s present or former (within three years) internal or external auditor;

•

neither the director nor a member of the director’s immediate family is, or in the past three years has been, employed as an executive officer of another company where any of Tejon’s present executives serve on that company’s compensation committee;

•

neither the director nor a member of the director’s immediate family receives or has received more than $120,000 per year in direct compensation from Tejon in the past three years, other than director and committee fees and pensions or other forms of deferred compensation for prior services (provided such compensation is not contingent in any way on continued service);

•

(A) the director is not a current partner or employee of a firm that is Tejon’s internal or external auditor; (B) the director does not have an immediate family member who is a current partner of such a firm; (C) the director does not have an immediate family member who is a current employee of such a firm and personally works on the listed company’s audit; or (D) the director or an immediate family member was not within the last three years a partner or employee of such a firm and personally worked on Tejon’s audit within that time;

•

the director is not, nor are any of the director’s immediately family members, currently an executive officer of a company that makes payments to, or receives payments from, Tejon for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1 million, or 2% of such other company’s consolidated gross revenues.

For purposes of this Attachment A, an “immediate family member” means a person’s spouse, parents, children, siblings, mothers- and fathers-in-law, sons- and daughters-in-law, brothers- and sisters-in-law, and anyone (other than an employee) who shares such person’s home.

TEJON RANCH CO.

PROXY

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement, each dated March 31, 2009, and hereby appoints KENT G. SNYDER and ROBERT A. STINE as proxies (each with full power to act in the absence of the other, and each with full power of substitution), to represent and to vote all shares of Common Stock of Tejon Ranch Co. held of record by the undersigned on March 13, 2009, at the Annual Meeting of Stockholders to be held on May 12, 2009, or any adjournment or postponement thereof.

In their discretion, the proxies are authorized to vote upon such other business as properly may come before the meeting.

(Continued on reverse side)

PLEASE SIGN AND DATE ON REVERSE SIDE AND RETURN IN THE ACCOMPANYING ENVELOPE

TEJON RANCH CO.

Annual Meeting of Stockholders

May 12, 2009, 9:30 a.m.

Hyatt Regency Irvine

17900 Jamboree Boulevard

Irvine, California

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF DIRECTORS.

1.	ELECTION OF TWO DIRECTORS (Class I)	☐ FOR all nominees listed below (except as written to the contrary below)	☐ WITHHOLD AUTHORITY to vote for ALL nominees listed below

GEOFFREY L. STACK AND MICHAEL H. WINER (Instruction: to withhold authority to vote for any individual nominee write in the nominee’s name in the space below.)
2.	Ratification of Ernst and Young, LLP as the Company’s independent public accountants for 2009:
	☐ FOR	☐ Against	☐ Abstain

VOTE BY INTERNET OR TELEPHONE OR MAIL

24 Hours a Day, 7 Days a Week

Internet and telephone voting is available through 11:59 PM Eastern time the day prior to the Annual Meeting.

Your telephone or internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

Internet

http://www.proxyvote.com

Use the internet to vote your proxy. Have your proxy card in hand when you access the web site. You will be prompted to enter your control number, located in the box below, to create and submit an electronic ballot.

OR

Telephone

1-800-690-6903

Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call. You will be prompted to enter your control number, located in the box below, and then follow the directions given.

	OR	Mail Mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.

If you vote your proxy by internet or by telephone,

you do NOT need to mail back your proxy card.